Exhibit 14.2

CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus/Proxy Statement dated April 3, 2008, and "Financial Highlights" in the Prospectus dated March 1, 2008 and “Independent Registered Public Accounting Firm” in the Statement of Additional Information dated March 1, 2008 of the CB Core Equity Fund series of The Advisors’ Inner Circle Fund and to the incorporation by reference in this Registration Statement (Form N-14) (Pre-Effective Amendment No. 1 to File No. 333-149400) of Federated Equity Funds of our report on the CB Core Equity Fund series of The Advisors’ Inner Circle Fund dated December 17, 2007, included in the 2007 Annual Report to shareholders.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP

Philadelphia, Pennsylvania
March 31, 2008